Exhibit 99.01

Media Relations: Andrea tenBroek Communications Specialist (978) 646-1815 mediarelations@abiomed.com	Investor Relations: Mark Vincent Vice President Noonan/Russo (212) 845-4239 mark.vincent@eurorscg.com

ABIOMED Reports Fiscal Third Quarter Financial Results

DANVERS, Mass. (January 31, 2005) – ABIOMED, Inc. (NASDAQ: ABMD) today released financial results for the third quarter of fiscal year 2005 ended December 31, 2004.

Recent corporate developments include:

•                  Revenues of $9.6 million, which represents 46 percent growth as compared to the third quarter of last year and the second highest quarterly revenue in company history;

•                  Net loss of $.01 per share, compared to a net loss of $.09 per share in the same quarter last year;

•                  Record sales growth of 69 percent in Europe versus prior year and the highest quarterly revenue for the company’s ABIOMED B.V. subsidiary in its history;

•                  Record sales of AB5000 consoles, a unit increase of more than 300 percent versus last year and 53 percent compared to the prior quarter;

•                  Operational improvements: ABIOMED generated cash for the quarter, making the company cash-positive from operations for the first time in the last 8 years;

“We made significant progress this quarter, however we missed our internal revenue goal.  Our clinical outcomes with the AB5000 continue to improve and show that the Hub and Spoke model improves the chances of recovery and survival,” said Michael R. Minogue, CEO and President of ABIOMED.  “In the coming quarters, we believe the strengthening of our sales force, paired with the significant potential of the Bridge-to-Recovery market, will lead to continued growth.”

Financial results for the third quarter of fiscal year 2005 ended December 31, 2004 are summarized in the attached table.  Financial highlights of the quarter included:

Product Revenues. Product revenues for the quarter ended December 31, 2004 were $9.6 million, an increase of 46 percent over the $6.5 million reported for the quarter ended December 31, 2003.  This revenue growth for the quarter just ended was driven by increased sales of both our AB5000 and BVS products.  The largest portion of the increase was derived from delivering a record number of AB5000 systems during the quarter as the product continued to gain market acceptance and patient outcomes improved with its wider use.  Sales of our BVS disposable blood pumps also contributed significantly to the increase in revenues for the quarter ended December 31, 2004 as a result of customer reorders and higher average unit selling prices.  Our European subsidiary, ABIOMED B.V., set a company record for revenues, increasing its sales by 69 percent over the quarter ended December 31, 2003.  Of the $9.6 million product revenue for the quarter, approximately 78 percent was derived from sales of BVS disposable blood pumps and AB5000 Ventricles.  International sales accounted for 9 percent of total product revenue during the three months ended December 31, 2004 and December 31, 2003.

For the nine months ended December 31, 2004, product revenues were $27.3 million, an increase of 62 percent over the $16.8 million reported for the nine months ended December 31, 2003.  The increase is primarily the result of increased shipments of new and reorder AB5000 systems and ventricles to new and existing customers and higher average unit selling prices. International sales accounted for 7 percent and 10 percent of total product revenue during the nine months ended December 31, 2004 and 2003, respectively.

Cost of Product Revenues. Our gross profit margin on product revenues improved during the quarter ended December 31, 2004 compared with the same quarter of the prior year.  Cost of product revenues as a percentage of product revenues was 26 percent during the three months ended December 31, 2004 compared to 33 percent in the three months ended December 31, 2003.  Cost of product revenues as a percentage of product revenues was 24 percent in the nine months ended December 31, 2004 compared to 28 percent in the nine months ended December 31, 2003.  The improved product margins were the result of our higher average unit selling prices for AB5000 consoles and AB5000 and BVS ventricles and blood pumps during the three and nine months ending December 31, 2004 in comparison to the same periods of the prior fiscal year.

Research and Development Expenses. Research and development expenses increased by $0.3 million, or 8 percent to $3.4 million in the three months ended December 31, 2004, from $3.1 million in the three months ended December 31, 2003.  This increase is primarily related to our efforts to explore new technologies and to bring new products to market. Currently, 75% of our

R&D expenses are allocated to the AbioCor platform and enhancements of our commercial products while the other 25% is invested in new technologies and products to be introduced in the next 1-2 years.

Research and development expenses decreased by $0.7 million, or 7 percent, to $10.1 million in the nine months ended December 31, 2004, from $10.8 million in the nine months ended December 31, 2003.  This decrease is due primarily to lower AbioCor labor costs as a result of a shift in resources to commercial BVS and AB5000 manufacturing activities and lower AbioCor external electronics development costs.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased by $0.6 million, or 16 percent, to $4.3 million in the three months ended December 31, 2004, from $3.7 million in the three months ended December 31, 2003. The increase is the result of higher marketing expenses, including marketing materials and tradeshow costs, as we expand our sales and marketing operations for our existing commercial products.  We have also incurred substantial increases in professional service fees during the current quarter as a result of the Sarbanes-Oxley 404 Project related to establishing, documenting and testing our internal control processes.

Selling, general and administrative expenses increased by $3.4 million, or 34 percent, to $13.5 million in the nine months ended December 31, 2004, from $10.1 million in the nine months ended December 31, 2003.  The increases are primarily the result of labor, recruiting and relocation expenses incurred in connection with our adding new senior management earlier in the current fiscal year.  In addition, sales and marketing expense increased significantly as a result of our efforts to expand commercial development of new and existing products.  Our expenses in connection with the Sarbanes-Oxley 404 Project have also increased our selling, general and administrative expenses during the current fiscal year.

Net Loss. During the quarter ended December 31, 2004 we showed a net loss of $0.2 million, or a $0.01 loss per share.  This compares to a net loss of $2.0 million or $0.09 per share for the three months ended December 31, 2003.  We primarily attribute this loss to a slower than expected sales force expansion in the United States while we continued our commitment to the development of new products.

For the nine months ended December 31, 2004 we incurred a net loss of $2.1 million, or $0.10 per share.  This compares to a net loss of $7.9 million, or $0.37 per share for the nine months ended December 31, 2003.

Liquidity and Capital Resources. We have supported our operations primarily with net revenues from sales of our BVS and AB5000 circulatory assist product line, government contracts and proceeds from our equity financings.  As of December 31, 2004, our cash, cash equivalents, short-term marketable securities and long-term investments totaled $44.7 million.

During the nine months ended December 31, 2004, cash used by operating activities was $4.0 million, 45% less than the $ 7.4 million used by operations in the nine months ending December 31, 2003.  The reduction in cash used by operating activities is primarily the result of our lower net loss of $2.1 million during the nine months ended December 31, 2004 as compared to our net loss of $7.9 million for the nine months ended December 31, 2003.  We increased inventory by $1.7 million as of December 31, 2004 in anticipation of new AB5000 sales and our receivables increased by $1.2 million as a result of our higher revenues and an increasing trend by customers in certain geographic locations to remit payments up to three months beyond contract terms.  Both of these items offset a portion of the improvement in operating cash flow resulting from the lower net loss.  Net cash consumption from all activities, as determined by the net change in cash, short-term marketable securities and long-term investments, was $0.8 million for the nine months ended December 31, 2004, compared to $ 7.0 million consumed for the nine months ended December 31, 2003.  During the nine months ended December 31, 2004, the Company benefited from $3.9 million in cash proceeds as a result of employee stock option exercises and employee participation in the Company’s stock purchase plan.

ABIOMED will be hosting a conference call with analysts and investors to discuss fiscal 2005 third quarter results.  This conference call is scheduled for today, January 31, at 11:00 a.m. Eastern Time and may be heard live via our website at www.abiomed.com.

Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced “AB’-EE-O-MED”) is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. ABIOMED, which currently sells the BVS® 5000 Biventricular Support System and the AB5000™ Circulatory Support System, is the market leader in devices for the temporary support of patients with failing but potentially recoverable hearts. In September 2004, ABIOMED applied for initial FDA market approval for the AbioCor® Implantable Replacement Heart to treat a defined subset of irreversible end-stage heart failure patients under a Humanitarian Device Exemption.

This Release contains forward-looking statements, including statements regarding development of ABIOMED’s existing and new products, the Company’s progress toward commercial growth, and future opportunities. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

ABIOMED, Inc.

FINANCIAL HIGHLIGHTS

CONSOLIDATED OPERATING RESULTS (Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Dec. 31 2004	Dec. 31 2003	Dec. 31 2004	Dec. 31 2003

Product Revenues	$9,551	$6,526	$27,293	$16,825
Funded Research & Development	15	157	151	299
Total Operating Revenues	9,566	6,683	27,444	17,124

Cost of Product Revenues	2,457	2,125	6,643	4,758
R&D Expenses	3,375	3,115	10,105	10,831
SG&A Expenses	4,258	3,680	13,493	10,098
Total Operating Expenses	10,090	8,920	30,241	25,687

Loss from Operations	(524)	(2,237)	(2,797)	(8,563)

Other Income, net	323	270	676	650

Net Loss	$(201)	$(1,967)	$(2,121)	$(7,913)

Net Loss per Share	$(0.01)	$(0.09)	$(0.10)	$(0.37)

Weighted Average Shares Outstanding	21,952	21,173	21,780	21,102

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	Dec.31, 2004	March 31, 2004

Cash and Investments	$44,718	$45,541

Working Capital	$49,270	$32,154

Total Assets	$60,650	$59,161

Current Liabilities	$4,570	$4,825

Stockholders’ Equity	$56,080	$54,336

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